Exhibit 99.1
For immediate release
ZONAGEN’S PROELLEX™ (FORMERLY PROGENTA) ACHIEVES SYMPTOMATIC
RELIEF OF UTERINE FIBROIDS WITHOUT ASSOCIATED SIDE EFFECTS OF
GnRHa
ZONAGEN REPORTS FURTHER RESULTS FROM THE COMPANY’S STUDY OF PROELLEX™ IN
THE TREATMENT OF UTERINE FIBROIDS
     The Woodlands, TX, July 27, 2005 — Zonagen, Inc. (Nasdaq: ZONA and PCX: ZONA) today announced that the Company’s contract data management organization has completed the final data assessment associated with the Phase I/b clinical trial Zonagen completed earlier this year which was presented on a preliminary basis by Dr. Ronald Wiehle, the Company’s Director of R&D, on February 24, 2005 on the effects of Proellex™ on fibroid size at the “Advances in Uterine Leiomyoma Research: NIH 2nd International Congress”. The three-month study included three dose levels of Proellex™ as well as placebo and positive control arms. The positive control was Lucrin®, also known as Lupron®, an approved gonadotropin releasing agonist (GnRHa), commonly used for the treatment of fibroids. Proellex™ was administered as a daily oral dose of either 12.5mg, 25mg, or 50mg capsules.
     Patients receiving Proellex™ saw improvements in key symptoms associated with uterine fibroids, namely reduced pain and bleeding, as well as effects on bone retention when compared to Lucrin®. Women receiving Proellex™ experienced an average 0.96, 1.2 and 1.3 days of bleeding for the 12.5mg, 25mg and 50mg doses respectively per cycle over the four months that the woman were observed. This period includes the three months of dosing as well as the one month of follow-up. This compares to women on Lucrin®, who on average experienced 3.8 days of bleeding per cycle over the same period. Women on placebo experienced 7.8 days of bleeding per cycle. All three doses of Proellex™ as well as Lucrin® were statistically superior to placebo, meanwhile the Proellex™ arms achieved greater statistical significance compared to placebo than Lucrin®.
     Over the same four month period, on average, women on Proellex™ 12.5mg, 25mg and 50mg doses experienced 2.1, 1.8 and 0.3 days of pain respectively per cycle. Women in the Lucrin® arm experienced 1.9 days of pain per cycle while women on placebo experienced 3.2 days per cycle. Importantly, none of the women in the Proellex™ arms experienced any days of pain that were described as very severe. On the Proellex™ 50mg dose, when pain was noted, the event was described as mild. In the case of both Lucrin® and placebo, some women described some pain as very severe. For Lucrin®, days of very severe pain were only observed during the first two months of the study. Due to the small numbers in the study none of the arms were statistically different than placebo, although Proellex™ at 50mg approached statistical significance.
     Additional safety parameters were further evaluated. There was no evidence of antigluccocorticoid activity at any dose of Proellex™. Furthermore, there were no statistically significant changes in bone mineral density or markers of bone resorption for any of the Proellex™ doses. This compares to Lucrin®, which exhibited a statistically significant change in markers of bone resorption.
     As reported in February, after three months of exposure the mean percent reduction in fibroid cross sectional area was 5% for placebo, 16.2% for 12.5mg Proellex™, 35.1% for 25 mg Proellex™, 40.9% for 50 mg Proellex™ and 37.5% for Lucrin®. Both the 25 mg and 50 mg Proellex™ doses, as well as Lucrin®, achieved a statistically significant reduction in mean fibroid size after three months compared to time zero (p<.05).
     The drug was well tolerated at all doses, with headaches being the most common adverse event to be reported over the course of the study. The incidence of headaches across all groups was 3, 0, 5, 5 and 15 events relating to placebo, 12.5 mg, 25 mg, 50 mg and Lucrin®, respectively.
     Joseph S. Podolski, President and CEO of Zonagen, noted, “This deeper assessment of our results from this first human study of Proellex™ further reinforces our belief that the drug can play an important role in the treatment of uterine fibroids. Although the study was small, this early evidence suggests that Proellex™, with a completely different mechanism of action than the GnRH agonists, may offer an alternative therapy that may not only be used preoperatively but may also offer the potential for chronic treatment to avoid surgery altogether.” He further stated, “The Company has met with the FDA in preparation for the submission of an IND for a US study. As a result of that meeting, Zonagen is currently conducting additional animal studies requested by the FDA as well as preparing the drug product that will be used in the US study. We believe we can complete these activities in time to meet our goal of submitting an IND for Proellex™ later this year. At the same time we are preparing to submit our findings from this study to a peer reviewed journal.”
ABOUT ZONAGEN
     Zonagen is engaged in the development of new drugs to treat hormonal and reproductive system disorders.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, the need for additional funding in order to complete clinical trials for Proellex™, our reliance on independent contractors for development and manufacturing needs, and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.